EXHIBIT 10.1
SECOND AMENDMENT TO THE
RANGE RESOURCES CORPORATION
AMENDED AND RESTATED 2005 EQUITY-BASED COMPENSATION PLAN
     This Second Amendment to the Range Resources Corporation Amended and Restated 2005 Equity-Based Compensation Plan dated June 4, 2009 (the “Plan”) is effective as provided below and is made by Range Resources Corporation, a Delaware corporation (the “Company”):
     WHEREAS, the Company has established the Plan in order to attract individuals to serve as directors or employees of the Company and its subsidiaries, and to provide a means whereby those individuals with the responsibility for the successful management of the Company, and whose present and potential future contributions to the growth and of the Company and its subsidiaries are of importance, can acquire and maintain stock ownership thereby strengthening their concern for the Company and its subsidiaries and, further, to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its subsidiaries; and
     WHEREAS, an increase in the aggregate number of shares of Stock that may be used in connection with the Plan must be approved by the stockholders of the Company, pursuant to Section 10(c) of the Plan; and
     WHEREAS, as set forth below, this Second Amendment is subject to stockholder approval.
     NOW, THEREFORE, the Plan is amended, subject to and effective upon the approval of this Second Amendment by the Company’s stockholders at the 2011 Annual Meeting of the Stockholders of the Company (“2011 Meeting”), and, except as provided below, the Plan shall continue to read in its current state:
1.	Section 4(a) is amended to read as follows to increase the number of shares by 850,000:
Subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, the total number of shares of Stock reserved and available for delivery in connection with Awards under this Plan shall not exceed the sum of (i) 6,525,000 shares (the “162(m) Covered Shares”), plus (ii) 13,875,000 shares of Stock, less (iii) the number of shares of Stock issued under the Range Resources Corporation 1999 Stock Option Plan (the “1999 Plan”) prior to the Effective Date and less the number of shares of Stock issuable pursuant to awards outstanding under the 1999 Plan as of the Effective Date, plus (iv) the number of shares that become available for delivery under the 1999 Plan after the Effective Date with respect to awards that lapse or are terminated and with respect to which shares are not issued, plus (v) the 569,303 shares of Stock available for delivery under the Stroud Energy, Inc. 2005 Stock Incentive Plan (the “Stroud Shares”); provided, however, that Stroud Shares shall only be utilized with respect to Awards granted to an Eligible Person who either (A) is a former employee of Stroud Energy, Inc. or one of its affiliates, or (B) first became an officer or employee of (or otherwise began providing services to) the Company or any Subsidiary or first became a director of the Company after June 19, 2006.
     As amended hereby, the Plan is specifically ratified and reaffirmed; provided, however, this Second Amendment shall be null and void for all purposes if it is not approved by the stockholders of the Company at the 2011 Meeting.
     IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed March 30, 2011.

RANGE RESOURCES CORPORATION
By:	/s/ Roger Manny

Name:	Roger Manny

Title:	Executive Vice President & Chief Financial Officer